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                                                                    Exhibit 4.16


                                    GUARANTY


         This GUARANTY ("GUARANTY"), dated as of January 31, 2002, is made by ARC Service, Inc., a Delaware corporation ("SERVICE"), ARC Solutions, Inc., a Delaware corporation ("SOLUTIONS"), ARC Midholding, Inc. , a Delaware corporation ("MIDHOLDING"), and Writers Inc., a California corporation ("Writers") (each of Service, Solutions, Midholding and Writers a "GUARANTOR," and collectively, the "GUARANTORS"), for the benefit of Wynnchurch Capital Partners, L.P., a Delaware limited partnership ("WYNNCHURCH") and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership ("WYNNCHURCH CANADA") (each of Wynnchurch and Wynnchurch Canada, a "PURCHASER", and collectively, the "PURCHASERS.")

                                    RECITALS

         A. Alternative Resource Corporation, a Delaware corporation ("COMPANY") and the Purchasers have entered into a Securities Purchase Agreement of even date herewith (as the same may be amended, supplemented, modified or restated from time to time, the "SECURITIES PURCHASE AGREEMENT") pursuant to which the Company has issued the Notes and Warrants, subject to the terms and conditions of the Securities Purchase Agreement.

         B. To secure the Company's Obligations, the Company has executed and delivered a Company Security Agreement of even date herewith (as the same may be amended, supplemented modified or restated from time to time, the "COMPANY SECURITY AGREEMENT") in favor of the Purchasers.

         C. The Company owns 100% of the capital stock of each Guarantor. Accordingly, each Guarantor has a direct financial interest in inducing Purchasers to enter into the Securities Purchase Agreement and to purchase the Notes and Warrants.

         D. To secure the Guarantors' Obligations, the Guarantors have collectively executed and delivered a Guarantor Security Agreement of even date herewith (as the same may be amended, supplemented, modified or restated from time to time, the "GUARANTOR SECURITY AGREEMENT") in favor of the Purchasers. The Company Security Agreement and the Guarantor Security Agreement are referred to in this Guaranty collectively as the "SECURITY AGREEMENTS."

         E. The conditions precedent to the obligation of Purchasers to enter into the Securities Purchase Agreement and purchase the Notes and Warrants include the execution and delivery by Guarantors of this Guaranty and the performance by Guarantors of their obligations hereunder.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each Guarantor hereby agrees as follows:

         1. DEFINITIONS. Capitalized terms used but not defined in this Guaranty shall have the meanings ascribed to such terms in the Securities Purchase Agreement. As used herein, the following terms have the following meanings:

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              1.1 COMPANY'S OBLIGATIONS means the obligations of the Company to the Purchasers arising under the Notes.

              1.2 GUARANTORS' OBLIGATIONS means the obligations of Guarantors under this Guaranty.

              1.3 INTERCREDITOR AGREEMENT means the Intercreditor and Subordination Agreement of even date herewith among the Purchasers, the Company, the Guarantors and FCC.

              1.4 TOTAL COLLATERAL means (i) the "Collateral," as defined in the Company Security Agreement, (ii) the "Collateral" as defined in the Guarantor Security Agreement and (iii) the "Collateral" as defined in the Pledge Agreement of even date herewith among the Company and the Purchasers.

         2. GUARANTY OF PAYMENT. Each Guarantor hereby unconditionally and irrevocably guarantees to Purchasers the punctual payment and performance when due, whether at stated maturity or by acceleration or otherwise, of the Company's Obligations. Each Guarantor agrees that this Guaranty is a present and continuing guaranty of payment and not of collectibility, and that neither Purchaser shall be required to prosecute collection, enforcement or other remedies against the Company or any other person or entity, or to enforce or resort to any of the Total Collateral or other rights or remedies pertaining thereto, before calling on any Guarantor for payment. When Company's Obligations have been paid in full by the Company or any Guarantor to Purchasers, this Guaranty shall terminate without further act or action.

         3. CONTINUING GUARANTY. Each Guarantor agrees that the Guarantors' Obligations shall be primary obligations of such Guarantor, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that such Guarantor may have against either Purchaser, the Company or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged, limited or affected in any way by any circumstance or condition (whether or not such Guarantor shall have any knowledge thereof), including, without limitation:

              (a) any lack of validity or enforceability of any of the Investment Agreements;

              (b) any termination, restatement, amendment, modification or other change in any of the Investment Agreements;

              (c) any furnishing, exchange, substitution or release of any of the Total Collateral, or any failure to perfect any Lien in any of the Total Collateral;

              (d) any failure, omission or delay on the part of the Company or either Purchaser to conform or comply with any term of any of the Investment Agreements or any failure of either Purchaser to give notice of any Event of Default;

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              (e) any waiver, compromise, release, settlement or extension of time of payment or performance or observance of any of the obligations or agreements contained in any of the Investment Agreements;

              (f) any action or inaction by either Purchaser under or in respect of any of the Investment Agreements, any failure, lack of diligence, omission or delay on the part of either Purchaser to enforce, assert or exercise any right, power or remedy conferred on either Purchaser in any of the Investment Agreements, or any other action or inaction on the part of either Purchaser;

              (g) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to any Guarantor, the Company or any other person or entity or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

              (h) any merger or consolidation of any Guarantor, the Company or any other person or entity into or with any person or entity, or any sale, lease or transfer of any of the assets of any Guarantor, the Company or any other person or entity to any other person or entity;

              (i) any change in the ownership of any of the equity interests of the Company or any change in the relationship between any Guarantor and the Company, or any termination of any such relationship;

              (j) any release or discharge by operation of law of any other Guarantor or the Company from any obligation or agreement contained in any of the Investment Agreements; and

              (k) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against any Guarantor or the Guarantors.

         4. WAIVERS. Each Guarantor unconditionally waives, to the extent permitted by law, (i) notice of any of the matters referred to in SECTION 3 above, (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against such Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment under any of the Investment Agreements and notice of any Event of Default or any failure on the part of any Guarantor or the Company to perform or comply with any covenant, agreement, term or condition of any of the Investment Agreements, (iii) any right to the enforcement, assertion or exercise against any Guarantor or the Company of any right or remedy conferred under any of the Investment Agreements, (iv) any requirement of

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diligence on the part of any person or entity, and (v) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any of the Investment Agreements.

         5. SUBORDINATION. Each Guarantor agrees that any and all present and future debts and obligations of the Company to such Guarantor hereby are subordinated to the claims of the Purchasers and hereby are assigned by such Guarantor to the Purchasers as security for the payment and performance of the Company's Obligations.

         6. REINSTATEMENT. The obligations of the Guarantors pursuant to this Guaranty shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Company's Obligations is rescinded or otherwise must be restored or returned by either Purchaser upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or the Company or for any other reason, all as though such payment had not been made.

         7. REPRESENTATIONS AND WARRANTIES. Each Guarantor represents to each Purchaser as follows:

            7.1 ORGANIZATION AND QUALIFICATION. Each Guarantor other than Writers is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware. Writers is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Guarantor has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Each Guarantor is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Effect. No Guarantor has any subsidiaries.

            7.2 AUTHORIZATION; ENFORCEMENT. Each Guarantor has the requisite corporate power and authority to enter into, and perform its obligations under this Guaranty and the Guarantor Security Agreement. Each Guarantor's execution, delivery and performance of this Guaranty and the Guarantor Security Agreement and the consummation by it of each of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of such Guarantor, its board of directors, or its stockholders or any other person, body or agency is required with respect to any of the transactions contemplated hereby or thereby. This Guaranty and the Guarantor Security Agreement have each been duly executed and delivered by such Guarantor. Each of this Guaranty and the Guarantor Security Agreement constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor, in accordance with its terms.

            7.3 CAPITALIZATION. The Company owns 100% of the capital stock of each Guarantor.

            7.4 CONSTITUENT DOCUMENTS; NO CONFLICTS. Each Guarantor has furnished to the Purchaser true and correct copies of such Guarantor's certificate of incorporation as currently in effect, and such Guarantor's by-laws as currently in effect. The execution, delivery and performance of each of this Guaranty and the Guarantor Security Agreement

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         by the Guarantors and the consummation by the Guarantors of the transactions contemplated hereby and thereby do not and will not
         (a) result in a violation of the certificate of incorporation or by-laws of any Guarantor, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any Guarantor is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to any Guarantor, or by which any property or asset of any Guarantor is bound or affected. No Guarantor is in violation of its certificate of incorporation, by-laws or other organizational documents, and no Guarantor is in default (and no event has occurred which, with notice or lapse of time or both, would put any Guarantor in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any Guarantor is a party which would have a Material Adverse Effect. The business of the Guarantors is not being conducted in violation of any law, ordinance, rule, regulation, order, judgment or decree of any governmental entity, court or arbitration tribunal except for possible violations the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect. No Guarantor is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency or authority in order for it to execute, deliver or perform any of its obligations under this Guaranty or the Guarantor Security Agreement or to perform its obligations in accordance with the terms hereof or thereof.

            7.5 LIABILITIES AND OBLIGATIONS. Except as set forth in the Financial Statements, no Guarantor has any liabilities, contingent or otherwise, other than (i) liabilities incurred subsequent to the date of such financial statements in the ordinary course of business consistent with past practice and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, in each case of clause (i) and (ii) next above which, individually and in the aggregate, are not material to the financial condition, business, operations, properties, operating results or prospects of the Company and its subsidiaries taken as a whole.

            7.6 CONTRACTS. Exhibit 3.8 to the Securities Purchase Agreement contains a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which any Guarantor is a party or by which any Guarantor is bound or to which any of the properties or assets of any Guarantor is subject (each a "CONTRACT"). None of the Guarantors or, to the best knowledge of any Guarantor, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation relates to indebtedness for borrowed money or otherwise would have a Material Adverse Effect. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by any Guarantor under any Contract which breach or default would have a Material Adverse Effect.


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            7.7 TITLE TO PROPERTY AND ASSETS. Each Guarantor owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such mortgages, encumbrances, loans and liens which arise in the ordinary course of business and do not materially impair such Guarantor's ownership or use of such property or any assets and those set forth on SCHEDULE 3.9 of the Securities Purchase Agreement. With respect to the property and assets it leases, each Guarantor is in compliance in all material respects with such leases and holds a valid leasehold interest free of any material liens, claims, loans or encumbrances. All material facilities, equipment and other material items of tangible property and assets owned by each Guarantor are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws relating to their use and operation, except where such failure, individually or in the aggregate, would not have a Material Adverse Effect.

            7.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 3.10 of the Securities Purchase Agreement, since December 31, 2001, there has been no change or development in the business, properties, operations, financial condition, results of operations or prospects of any Guarantor that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since such date, there have not been:

            (a) any change in the business, assets, properties, liabilities, condition (financial or otherwise) or operating results of any Guarantor from that reflected in the Financial Statements, other than changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse;

            (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business (as such business is presently conducted and as it is proposed to be conducted), assets, properties, liabilities, prospects, or condition (financial or otherwise) or operating results of any Guarantor;

            (c) any material adverse change to a Contract;

            (d) any material change in any compensation arrangement or agreement with any employee, officer, director, stockholder, consultant or finder other than in the ordinary course of business;

            (e) any sale, assignment or transfer of any material tangible assets of any Guarantor;

            (f) receipt of notice that there has been a loss of, or order cancellation by or material reduction in orders from, any major customer of any Guarantor or any of its subsidiaries or cancellation or discontinuance by any major supplier or service provider of any Guarantor.

            7.9 ABSENCE OF LITIGATION. Except as disclosed in SCHEDULE 3.11 to the

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         Securities Purchase Agreement, there is no action, suit,
         proceeding, inquiry or investigation before or by any court, public board, governmental agency or authority, or self-regulatory organization or body pending or, to the knowledge of any Guarantor, threatened against or affecting any Guarantor or any of their respective directors or officers in their capacities as such, wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect. There are no facts which, if known by a potential claimant or governmental agency or authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to any Guarantor, could have a Material Adverse Effect.

            7.10 ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a Material Adverse Effect each Guarantor is in compliance with all applicable Environmental Laws (as defined herein),
         (b) no Guarantor has received any written notice with respect to the business of, or any property owned or leased by, such Guarantor from any governmental authority or third party alleging that such Guarantor is not in compliance with any Environmental Law, and (c) there has been no "release" of petroleum, petroleum-based products, oil or a "hazardous substance," as those quoted terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., on any real property owned by any Guarantor or that is used for the business of any Guarantor except a release not reasonably expected to have a Material Adverse Effect.

            7.11 COMPLIANCE WITH LAWS. To the knowledge of such Guarantor, each Guarantor has complied in all material respects with all material laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof that apply to the business, properties or assets of such Guarantor.

            7.12 TAX MATTERS.

            (a) Each Guarantor has timely filed (or there have been filed on their behalf) in correct form with appropriate taxing authorities all material Tax Returns (as defined herein) required to be filed by them on or prior to the date hereof. Such Tax Returns are true, accurate and complete in all material respects. With respect to all amounts in respect of Taxes imposed upon any Guarantor or for which any Guarantor is or could be liable, all applicable Tax laws have been complied with in all material respects, and all such amounts in respect of Taxes required to be paid by any Guarantor to taxing authorities or others, have been paid.

            (b) Each Guarantor has complied in all material respects with all applicable laws relating to the withholding of Taxes, and subject to the foregoing, have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws.

            (c) No federal, state, local or foreign audits or other administrative proceedings have formally commenced or are presently pending with regard to any Taxes

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         due from or with respect to any Guarantor. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Guarantor.

            (d) No Guarantor is a party to any material Tax sharing, Tax indemnity or other similar agreement or arrangement with any person or entity other than a Tax sharing, Tax indemnity or other similar agreement to which the Company and/or one of the Guarantors are the sole parties.

            7.13 INTELLECTUAL PROPERTY. Each Guarantor owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") used or necessary for the conduct of its business as now being conducted and as previously described in the Company's Annual Report on Form 10-K most recently filed and any subsequently filed reports on Form 10-Q and Form 8-K. No Guarantor infringes on or is in conflict with any right of any other person with respect to any Intangibles nor is there any claim of infringement made by a third party against or involving any Guarantor, which infringement, conflict or claim, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

            7.14 FOREIGN CORRUPT PRACTICES. To such Guarantor's knowledge, no Guarantor nor any director, officer, agent, employee or other person acting on behalf of any Guarantor has, in the course of his actions for, or on behalf of, such Guarantor, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Without limiting the generality of the foregoing, no Guarantor has directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

         8. AFFIRMATIVE COVENANTS. Until all of the Company's Obligations and the Guarantors' Obligations are paid and performed in full, each Guarantor shall do the following, unless such Guarantor receives the written consent of the Required Note Holders as to a waiver of the covenant:

            8.1 CORPORATE EXISTENCE. Each Guarantor shall maintain and preserve its corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other contracts and rights necessary or desirable to continue its operations and business as now

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         conducted and will generally continue its existing lines of business or such businesses as are substantially related to those being presently conducted by such Guarantor.

            8.2 TAXES AND LAWS. Each Guarantor will pay when due all Taxes, including excise taxes and duty, assessments, charges and levies imposed on such Guarantor or any of its income, profits, property or assets, or which they are required to withhold and pay out, and will comply with all applicable present and future laws or contractual obligations unless such Guarantor is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above, subject to appropriate reserves, and such contest does not have or cause a Material Adverse Effect or impair such Guarantor's ability to perform any of its material obligations.

            8.3 REPAIR AND MAINTENANCE. Each Guarantor will maintain all of their assets and properties in good condition and repair and in proper working order, normal wear and tear excepted, and will pay and discharge, or cause to be paid and discharged, when due, the cost of repairs, replacement or maintenance to the foregoing and all rentals or mortgage payments on the foregoing. Notwithstanding the foregoing, a Guarantor may determine not to repair and maintain certain of its asset(s) so long as such determination and failure to repair and maintain such asset(s) shall not have a Material Adverse Effect on the business of the Guarantors and the Company, taken as a whole. To the extent not covered by the Company's insurance, each Guarantor shall maintain insurance on its properties and business with reputable insurance companies in amounts and against risks as are customarily maintained by similar businesses.

            8.4 EMPLOYEE PLANS. Each Guarantor shall (i) keep in full force and effect any and all Plans and Employee Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Plans or Employee Benefit Plans, unless such withdrawal can be effected or such Plans or Employee Benefit Plans can be terminated without material liability to such Guarantor; (ii) make contributions to all of such Plans and Employee Benefit Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all material requirements of ERISA which relate to such Plans and Employee Benefit Plans; (iv) notify each Purchaser immediately upon receipt by such Guarantor of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Plans or Employee Benefit Plans or the appointment of a trustee to administer such Plans and Employee Benefit Plans; and (v) promptly advise the Purchaser of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, that is not exempt by statute with respect to any such Plans and Employee Benefit Plans.

            8.5 ENVIRONMENTAL MATTERS - INDEMNIFICATION. Each Guarantor shall take or cause to be taken all actions to comply in all material respects with the requirements of all Environmental Laws including, all filing and reporting requirements thereof. Each Guarantor hereby agrees to indemnify, hold harmless and reimburse each Purchaser for any and all loss, damage, expenses or costs of any kind or nature arising out of or

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         incurred in connection with any prior, existing or future violations by such Guarantor of any Environmental Laws.

            8.6 NOTICES. As promptly as practicable, and in any event not later than five business days after senior management of a Guarantor becomes aware thereof, such Guarantor shall provide each Purchaser with written notice of any breach by such Guarantor of any provision of this of this Guaranty or the Guarantor Security Agreement, the Credit Agreement or any note representing Indebtedness, specifying the nature of such breach and any actions proposed to be taken by such Guarantor to cure such breach. Each Guarantor shall also provide each Purchaser with the notices it is to provide to FCC pursuant to Section 7.2 of the Credit Agreement at the same time it is required to provide such notices to FCC thereunder.

         9. NEGATIVE COVENANTS. Until the Company's Obligations and the Guarantors' Obligations are paid and performed in full, no Guarantor shall do the following unless it receives the written consent of the Required Note Holders as to a waiver of the covenant:

            9.1 SALES AND LIQUIDATION. Except as permitted in Section 8.4(c) of the Credit Agreement, unless the Company exercises its option under
         Section 1.1(b) of the Note, no Guarantor may (a) liquidate, wind up or dissolve such Guarantor, (b) sell, convey, or otherwise dispose of or encumber a material portion of its property or business (in one or in a related series of transactions), (c) merge with or into or consolidate with any other corporation or other entity (other than the merger of a Guarantor into the Company or another Guarantor) or (d) enter into or effect any transaction or series of related transactions in which any of the voting power or equity economic interest of the such Guarantor is disposed of, or otherwise suffer a Change of Control.

            9.2 INVESTMENTS AND LOANS. No Guarantor may make any loans to or investments in any person or entity, including any officer, director or employee, except that a Guarantor may make a loan to the Company or another Guarantor.

            9.3 PREPAYMENT OR MODIFICATION OF INDEBTEDNESS; NEW INDEBTEDNESS. No Guarantor may (i) prepay any Indebtedness except as permitted under the Credit Agreement, (ii) enter into or modify any agreement as a result of which the terms of payment of any Indebtedness are amended or modified in a manner which would accelerate its payment, or (ii) enter into any note or other arrangement which would result in, or otherwise incur, additional Indebtedness in an amount in excess of One Hundred Thousand dollars ($100,000.00) other than in the case of this clause
         (iii), (w) the Indebtedness being incurred pursuant to the existing Credit Agreement or any extension, renewal or replacement thereof provided that the aggregate principal amount of Indebtedness thereunder or under any replacement shall not exceed $33,000,000, (x) Indebtedness listed on Schedule 8.1 of the Credit Agreement (as of the date hereof) that has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans (as defined in the Credit Agreement), and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof, except as permitted under the terms of the Subordination Agreement, (y) Indebtedness permitted by Section 8.1(e) and (f) of the

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         Credit Agreement, and (z) Indebtedness used to prepay the Notes in full pursuant to Section 1.1 of the Notes.

            9.4 TRANSACTIONS WITH AFFILIATES. No Guarantor may enter into any agreement or arrangement, written or oral, directly or indirectly, with an Affiliate, or provide services or sell goods to, or for the benefit of, or pay or otherwise distribute monies, goods or other valuable consideration to, an Affiliate, except (w) upon terms determined by the board of directors of such Guarantor to be fair and reasonable and no less favorable to such Guarantor than terms in a comparable arm's length transaction with an unaffiliated person or entity and except for existing intercompany debt, (x) any Affiliate who is an individual may serve as a director, officer, employee or consultant of a Guarantor, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof; or (y) such Guarantor may engage in and continue the transactions with or for the benefit of Affiliates which are permitted pursuant to the terms of the Securities Purchase Agreement and (z) transactions to which a Purchaser is a party.

            9.5 GUARANTEES. Except as permitted under the Credit Agreement, no Guarantor may guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable in any manner with respect to the obligations or liabilities of any other person or entity.

            9.6 CHANGE IN BUSINESS. No Guarantor may form or acquire any subsidiary (except as permitted in Section 8.4(a) or (c) of the Credit Agreement), enter into any new business or make any material change in their business objectives, purposes and operations.

            9.7 LIENS. No Guarantor may create or suffer to exist any Lien upon any of its property now owned or hereafter acquired, or acquire any property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement other than may be permitted under the Security Agreements or the Credit Agreement.

            9.8 AMENDMENT OF CONSTITUENT DOCUMENTS. No Guarantor may amend its certificate of incorporation or by-laws.

            9.9 REDEMPTION OF EQUITY SECURITIES. No Guarantor may, nor may they subject themselves to any obligation to, redeem, repurchase or otherwise acquire or retire any of the Notes or any of such Guarantor's equity interests or any securities convertible into or exchangeable for any of the Company's equity interests, including the Equity Securities except as otherwise permitted in this Article VII.

            9.10 INTENTIONALLY OMITTED.

            9.11 ISSUANCES. No Guarantor may issue any Equity Securities, including securities convertible or exchangeable (directly or indirectly) into Equity Securities or other securities (including debt securities) having features substantially similar to that of

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         Equity Securities, other than Common Stock, so long as no person or group (as defined under the Exchange Act) owns in excess of 25% of the outstanding Common Stock as a result of such issuance.

            9.12 ACQUISITIONS. No Guarantor may acquire (whether directly or through acquisition of stock, merger, consolidation or otherwise, in one transaction or a series of related transactions) any business or entity or any material portion of the assets thereof other than Permitted Investments.

            9.13 CERTAIN AMENDMENTS OF CREDIT AGREEMENT. No Guarantor may enter into any amendment or modification (including in any replacement) of the Credit Agreement that would require the consent of the Subordinated Creditors (as defined in the Subordination Agreement) pursuant to
         Section 9(a) or 9(b) of the Subordination Agreement.

         10. INTERCREDITOR AGREEMENT. This Guaranty is subject to an Intercreditor and Subordination Agreement of even date herewith among the Purchasers, the Company, the Guarantors and FCC, which among other things, subordinates the Guarantors' Obligations to the Purchasers to the Company's and Guarantors' obligations to the holders of Senior Obligations as defined in that agreement.

         11. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an event of default ("EVENT OF DEFAULT") under this Guaranty:

            11.1 COMPANY'S OBLIGATIONS. If an Event of Default under the Notes shall have occurred.

            11.2 BREACH OF COVENANTS. If any Guarantor fails to observe or perform any covenant or agreement made by such Guarantor contained in this Guaranty or the Guarantor Security Agreement.

            11.3 BREACH OF WARRANTY. If any representation or warranty made by any Guarantor in this Guaranty or the Guarantor Security Agreement proves to be false or misleading in any material respect on the day on which it is made.

         12. REMEDIES ON DEFAULT. Subject to the provisions of the Intercreditor Agreement, if any Event of Default occurs and is continuing, (i) the Guarantors shall pay the Guarantors' Obligations in full, immediately upon demand and (ii) each Purchaser, at its option, may enforce its rights and remedies under this Guaranty or the Guarantor Security Agreement in accordance with their respective terms and enforce any other rights or remedies accorded to the Purchasers at equity or law, by virtue of statute or otherwise.

         13. SUCCESSORS AND ASSIGNS. This Guaranty shall inure to the benefit of the Purchasers and their respective successors and assigns of whom the Guarantors have notice. After the transfer of a Note or any portion thereof, no Guarantor will have any further obligation under this Guaranty to the transferor of the Note with respect to the obligations arising under the transferred Note to the extent transferred. This Guaranty shall be binding on each Guarantor and

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its successors and assigns, and shall continue in full force and effect until all of the Company's Obligations are indefeasibly paid and performed in full, at which time the Guaranty shall terminate. Notwithstanding the foregoing, no Guarantor may assign all or any of its obligations hereunder.

         14. NO WAIVER OF RIGHTS. Neither any delay in exercising, nor any failure on the part of any Purchaser to exercise any right, power or privilege under this Guaranty or any of the other Investment Agreements shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance among the parties hereto. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in the same, similar or any other circumstance.

         15. MODIFICATION. The terms of this Guaranty may be waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Guaranty shall be effective without the prior written consent of the Required Note Holders.

         16. COSTS AND EXPENSES. Each Guarantor agrees to pay on demand all costs and expenses incurred by or on behalf of either Purchaser (including, without limitation, reasonable attorneys' fees and expenses) in enforcing the Guarantors' Obligations, provided that if Purchasers receive any amount in excess of the costs and expenses described in this Section 16 as a result of demanding payment therefor from more than one Guarantor, the Purchasers will return such excess pro rata to any Guarantors that made such payments.

         17. GOVERNING LAW; JURISDICTION. This Guaranty shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the State of Illinois and the State Courts in the County of Cook in the State of Illinois in any suit or proceeding based on or arising under this Guaranty or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Each Guarantor irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. Each Guarantor further agrees that service of process upon such Guarantor mailed by the first class mail shall be deemed in every respect effective service of process upon such Guarantor in any suit or proceeding arising hereunder. Nothing herein shall affect either Purchaser's right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner

         18. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE GUARANTORS AND PURCHASERS HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY

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JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF
ACTION ARISING OUT OF OR BASED UPON THIS GUARANTY OR THE SUBJECT MATTER HEREOF OR ANY OBLIGATION HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASERS OR SUCH GUARANTOR OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE GUARANTORS AND THE PURCHASERS ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 17 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OF THE GUARANTORS AND THE PURCHASERS HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS GUARANTY AND THE GUARANTOR SECURITY AGREEMENT. Either Purchaser or any Guarantor may file an original counterpart or a copy of this Section 17 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury.

         19. WAIVER OF RIGHTS AGAINST THE COMPANY. Notwithstanding anything to the contrary which may be contained herein, each Guarantor hereby unconditionally and irrevocably agrees that, until the Company's Obligations are indefeasibly paid and performed in full, such Guarantor (i) will not at any time assert against the Company (or the Company's estate if the Company becomes bankrupt or becomes the subject of any case or proceeding under the bankruptcy laws of the United States of America) any right or claim, at law or in equity, to indemnification, reimbursement, contribution, restitution or payment for or with respect to any and all amounts any Guarantor may pay or be obligated to pay to Purchaser, including, without limitation, the Guarantor's Obligations under or with respect to this Guaranty, and (ii) waives and releases all such rights and claims, at law or in equity, to indemnification, reimbursement, contribution, restitution or payment which such Guarantor may have now or at any time against the Company (or the Company's estate if the Company becomes bankrupt or becomes the subject of any case or proceeding under the bankruptcy laws of the United States of America). Each Guarantor further unconditionally and irrevocably agrees that, until the Company's Obligations are indefeasibly paid and performed in full, such Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which either Purchaser now has or hereafter may have against the Company, and waives any defense based upon an election of remedies by either Purchaser, which destroys or otherwise impairs any subrogation rights of such Guarantor and/or the right of such Guarantor to proceed against the Company for reimbursement.

         20. NO JOINDER. Each Guarantor agrees that any action to enforce this Guaranty may be brought against such Guarantor without any reimbursement or joinder of the Company or any other person or entity in such action.

         21. SEVERABILITY. In the event that any provision of this Guaranty is deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court, the validity, legality and enforceability of the remaining terms and provisions of this Guaranty shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Guaranty.

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         IN WITNESS WHEREOF, the Guarantors have executed this Guaranty as of the date first above written.



ARC SERVICE, INC.


By:      /s/ Steven Purcell
         ----------------------------
Name:    Steven Purcell
Title:   Vice President and Secretary




ARC SOLUTIONS, INC.


By:      /s/ Steven Purcell
         ----------------------------
Name:    Steven Purcell
Title:   Vice President and Secretary


ARC MIDHOLDING, INC.


By:      /s/ Steven Purcell
         ----------------------------
Name:    Steven Purcell
Title:   Vice President and Secretary



WRITERS INC.


By:      /s/ Steven Purcell
         ----------------------------
Name:    Steven Purcell
Title:   Vice President and Secretary